Deloitte & Touche LLP Two World Financial Center New York, New York 10281 USA
Tel: 212 436-6580 Fax: 212 653-2449 www.deloitte.com

EXHIBIT 16.1

May 4, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Finlay Enterprises, Inc. Form 8-K dated April 27, 2007, and have the following comments:

1.	We agree with the statements made in Item 4.01(A)(i), (ii), (ii)(a), (ii)(b), (iii), (iv) and (vi).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(A)(v), Item 4.01(B)(i) and (ii) and Item 4.01(C)(i), (ii), (iii), (iv), (v), (vi) and (vii).

Yours truly,

/s/ Deloitte & Touche LLP